PAGE 1                                                            EXHIBIT (99.1)


                                 ANNUAL REPORT


                       Pursuant to Section 15(d) of the
                            Securities Act of 1934


                              For the Year Ended
                              December 31, 2000

                           ________________________


              THE LIFELINE EMPLOYEES' SAVINGS AND INVESTMENT PLAN
              ---------------------------------------------------

The Lifeline Employees' Savings and Investment Plan
Financial Statements and Supplemental Schedule
To Accompany 2000 Form 5500
Annual Report of Employee Benefit Plan
Under ERISA of 1974
For the Years Ended December 31, 2000 and 1999

The Lifeline Employees' Savings and Investment Plan
Index to Financial Statements and Supplemental Schedule
For the Years Ended December 31, 2000 and 1999
--------------------------------------------------------------------------------

                                                                                                       Page(s)
Report of Independent Accountants                                                                         2

Financial Statements:
  Statements of Net Assets Available for Plan Benefits,
    December 31, 2000 and 1999                                                                            3

  Statements of Changes in Net Assets Available for Plan Benefits
    for the years ended December 31, 2000 and 1999                                                        4

  Notes to Financial Statements                                                                          5-8

Supplemental Schedule:
  Schedule of Assets Held for Investment Purposes as of December 31, 2000                                 9


Certain supplemental schedules have been omitted because they are either not required or not applicable under the Employee Retirement Income Security Act of 1974.

                       Report of Independent Accountants


To the Participants and Administrator of the Lifeline Employees' Savings and Investment Plan:

In our opinion, the accompanying statements of net assets available for plan benefits and the related statements of changes in net assets available for plan benefits present fairly, in all material respects, the net assets available for plan benefits of the Lifeline Employees' Savings and Investment Plan (the "Plan") at December 31, 2000 and 1999, and the changes in net assets available for plan benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of Assets Held for Investment Purposes is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


/s/PricewaterhouseCoopers LLP

Boston, Massachusetts
June 6, 2001

The Lifeline Employees' Savings and Investment Plan
Statements of Net Assets Available for Plan Benefits
December 31, 2000 and 1999
--------------------------------------------------------------------------------

                                                                                      2000                1999
Assets
Investments (Notes C and D)                                                        $12,435,398         $12,110,164

Receivables:
 Employer contributions receivable                                                      38,125              28,466
 Employee contributions receivable                                                     100,537              79,945
                                                                              -----------------  ------------------

        Total receivables                                                              138,662             108,411
                                                                              -----------------  ------------------

        Total assets and net assets available for plan benefits                    $12,574,060         $12,218,575
                                                                              =================  ==================


  The accompanying notes are an integral part of these financial statements.

The Lifeline Employees' Savings and Investment Plan
Statements of Changes in Net Assets Available for Plan Benefits
For the Years Ended December 31, 2000 and 1999
--------------------------------------------------------------------------------

                                                                                      2000                1999
Additions:
 Investment income (loss):
   Interest and dividend income                                                   $    506,151        $    805,903
   Net depreciation in fair value of investments (Note D)                           (1,069,673)           (416,574)
                                                                                  ------------        ------------

                                                                                      (563,522)            389,329

 Contributions:
   Participant                                                                       1,507,002           1,424,866
   Employer                                                                            471,814             403,516
                                                                                  ------------        ------------

                                                                                     1,978,816           1,828,382
                                                                                  ------------        ------------

      Total additions                                                                1,415,294           2,217,711
                                                                                  ------------        ------------
Deductions:
   Benefits and withdrawals paid to participants                                     1,057,159           1,063,091
   Administrative expenses                                                               2,650               1,550
                                                                                  ------------        ------------

      Total deductions                                                               1,059,809           1,064,641
                                                                                  ------------        ------------

      Net increase                                                                     355,485           1,153,070

Net assets available for plan benefits:
   Beginning of year                                                                12,218,575          11,065,505
                                                                                  ------------        ------------

   End of year                                                                    $ 12,574,060        $ 12,218,575
                                                                                  ============        ============


  The accompanying notes are an integral part of these financial statements.

The Lifeline Employees' Savings and Investment Plan
Notes to Financial Statements
--------------------------------------------------------------------------------

A.       Description of the Plan

         The following description of the Lifeline Employees' Savings and Investment Plan (the "Plan") provides only general information. Participants should refer to the plan document for a more complete description of the Plan's provisions.

         General
         The Plan is a defined contribution profit-sharing plan covering all United States employees of Lifeline Systems, Inc. (the "Company") who work at least 1,000 hours during the plan year. Employees become eligible to participate on the entry date following six months of service. The Plan was established in 1984 to provide participants an opportunity to defer taxes on their savings and is intended to be a "qualified cash or deferred arrangement" under certain sections of the Internal Revenue Code. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

         The Plan was amended in December 1998 to qualify employees who transferred employment to the Company as of November 13, 1998 in connection with the Company's acquisition of AlertCall, Inc. as participants in the Plan effective January 1, 1999.

         The Plan was amended in December 1999 to qualify employees who transferred employment to the Company as of August 6, 1999, in connection with the Company's acquisition of TelCARE Systems, Inc. as participants in the Plan effective October 1, 1999.

         Contributions
         Participants may contribute from 1% to 15% of their pay on a pretax basis subject to the annual dollar limits established by the Internal Revenue Service (IRS) and plan limitations. Participants are immediately vested in their contributions and earnings thereon. Rollover contributions from qualified 401(k) plans are also allowed. Withdrawals are permitted as specified by IRS regulations.

         Employer contributions may vary from year to year in such amounts as have been voted by the Board of Directors of the Company pursuant to the provisions of the Plan. For the year ended December 31, 1999, the Company matched 100% of the first 2% contributed and 50% of the next 2% contributed up to a maximum of $500 per quarter, or $2,000 per year per participant. For the year ended December 31, 2000, the maximum increased to $600 per quarter, or $2,400 per year per participant. Participants are immediately vested in Company matched contributions and earnings thereon. The Board of Directors has the discretion to make additional contributions.

         Loans
         With the approval of the plan administrator, participants may borrow from their vested account balance attributable to employee pre-tax, matching, discretionary, and rollover contributions. The maximum amount that may be borrowed is 50% of a participant's vested interest or $50,000, whichever is less. The minimum loan is $1,000. The interest rate is fixed and will be equal to the prime rate plus one and one-half percent. The maximum loan period is five years. The interest rate charged on participant loans ranged from 10.25% to 11.00% in 2000 and 9.25% to 10.00% in 1999.

         Benefits and Withdrawals
         Upon termination of service due to death, disability or retirement, the Plan allows benefits to be paid in the form of a cash payment or an in-kind distribution for employees who invest in the Company Stock Fund. Several annuity options may be selected by participants (or their beneficiaries) with account balances exceeding $3,500 as of December 1, 1990.

The Lifeline Employees' Savings and Investment Plan
Notes to Financial Statements
--------------------------------------------------------------------------------

         The Plan also provides for a preretirement survivor annuity to participants of the Plan with account balances exceeding $3,500 as of December 1, 1990, which allows 100% of a married participant's benefits to be used to provide benefits to his/her spouse if the participant dies before benefit payments commence. This provision may be waived once the participant reaches age 35 and obtains written consent from his/her spouse. Benefits to participants not married who die before retirement will be distributed to designated beneficiaries.

         Hardship withdrawals are allowed under the provisions of the Plan.

         Vesting
         Plan participants are at all times 100% vested in the value of their own contributions, rollovers, employer matching contributions, and earnings thereon.

         Investment Options
         The Plan's investment advisor, State Street Global Advisors ("SSGA"), offers eight investment options including stock of the Company to which employees may allocate their contributions and the Company-matching contributions.


B.       Summary of Significant Accounting Policies

         Basis of Presentation
         The financial statements of the Plan have been prepared under the accrual basis of accounting and in conformity with accounting principles generally accepted in the United States of America.

         Investment Valuation
         Investments in mutual funds, common collective trusts and the Company's common stock are valued at fair market value using year-end closing prices. Participant loans are valued at cost which approximates fair value. Interest and dividend income is recorded as earned on the accrual basis. The Plan presents in the statement of changes in net assets available for plan benefits the net appreciation (depreciation) in the fair value of its investments which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

         Contributions
         Employee and employer matching contributions are recorded in the period in which the employee payroll deductions are made.

         Payment of Benefits
         Benefit payments are recorded when paid.

         Expenses
         All administrative expenses and fees are paid by the Company except for loan fees which are paid by the participants of the Plan.

         Use of Estimates
         The preparation of the Plan's financial statements in conformity with generally accepted accounting principles requires the plan administrator to make significant estimates and assumptions that affect the reported amounts of net assets available for plan benefits at the date of the financial statements and the changes in net assets available for plan benefits during the reporting period and, when applicable, disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

The Lifeline Employees' Savings and Investment Plan
Notes to Financial Statements
--------------------------------------------------------------------------------

         Risks and Uncertainties
         The Plan provides for various investment options in any combination of stocks, bonds, fixed income securities, mutual funds, and other investment securities. Investment securities are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statement of net assets available for plan benefits.


C.       Investment Contracts with Insurance Company and Bank

         In January 1992 the Plan entered into an investment agreement with Bankers Trust Company to enter into the Bankers Trust Pyramid Guaranteed Investment Contracts Fund, a common collective trust established and managed by Bankers Trust Company. The Fund invests primarily in Guaranteed Investment Contracts ("GICs") and Bank Investment Contracts issued by life insurance companies, banks or other financial institutions, and any of the Bankers Trust Commingled short-term investments funds. The Fund's assets are valued at fair market value; however, assets for which there is no readily ascertainable market value are valued at fair value determined in good faith by the Trustee of the Fund. The Fund expects to maintain a constant unit value of $1.00. The average yield and crediting interest rates were approximately 6 percent for 2000 and 1999. The crediting interest rate is determined on a daily basis. Withdrawals are permitted and are subject to a deferred payout schedule.

         In February 1997, the plan terminated its participation in the Bankers Trust Pyramid Guaranteed Investment Contracts Fund and entered into an Investment Management Agreement with Bankers Trust Company. The Investment Management Agreement allows the Plan to receive payouts of the Plan's remaining balance in six installments from February 1, 1997 through October 1, 2001.


D.       Investments

         Investments held by the Plan at December 31, 2000 and 1999 are summarized as follows:

                                                                               2000                  1999
         Description                                                        Fair value            Fair value
         Lifeline Fixed Fund
          SSGA Stable Value Fund                                             $ 1,117,941 *         $   930,611 *
          Bankers Trust Pyramid GIC Fund                                         184,958               368,042
         SSGA S&P 500 Fund                                                     1,302,979 *           1,328,463 *
         Scudder International Fund                                              524,421               543,628
         Strong Government Securities Fund                                       357,900               271,612
         SSGA Growth & Income Fund                                             3,629,058 *           3,568,457 *
         INVESCO Total Return Fund                                             1,877,310 *           2,072,817 *
         Dreyfus Emerging Leaders Fund                                         1,581,558 *           1,088,009 *
         Lifeline Systems, Inc. Common Stock                                   1,315,528 *           1,425,917 *
         Participant Loan Fund                                                   543,745               512,608
                                                                        -----------------     -----------------

                                                                             $12,435,398           $12,110,164
                                                                        =================     =================

         * Investment represents 5% or more of net assets available for plan benefits.

The Lifeline Employees' Savings and Investment Plan
Notes to Financial Statements
--------------------------------------------------------------------------------

         During 2000 and 1999, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) as follows:

                                                                           2000              1999
         Mutual funds                                                 $   (881,503)       $  339,974
         Common collective trust                                            63,014            66,177
         Lifeline Systems, Inc. Common Stock                              (251,184)         (822,725)
                                                                   ----------------  ----------------

                                                                      $ (1,069,673)       $ (416,574)
                                                                   ================  ================


E.       Tax Status

         The Internal Revenue Service has determined and informed the Company by a letter dated July 10, 1995 that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter. However, the plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.


F.       Plan Termination

         The Company intends to continue the Plan indefinitely but reserves the right to terminate the Plan at any time without any liability whatsoever for such discontinuance or termination. After payment of expenses by the trustee, the Plan would be liquidated and each participant would receive his or her interest in the form of a lump-sum payment.


G.       Related Party Transactions

         CitiStreet, formerly State Street Solutions, is the Custodian for the Plan. The Plan invests in mutual funds managed by State Street Global Advisors, a related entity to the Custodian. Therefore, CitiStreet is a party-in-interest. In addition, purchases and sales of the Company's common shares and participant loans are considered party-in-interest transactions.

The Lifeline Employees' Savings and Investment Plan
Supplemental Schedule
Schedule of Assets Held for Investment Purposes
December 31, 2000
--------------------------------------------------------------------------------

Identity of issue, borrower,                                                                             Current
lessor or similar party                          Description of investment                                value
    Lifeline Fixed Fund
*    SSGA Stable Value Fund                      Common Collective Trust                               $ 1,117,941
     Bankers Trust Pyramid GIC Fund              Common Collective Trust                                   184,958

*   SSGA Growth & Income Fund                    Mutual Fund                                             3,629,058

*   SSGA S&P 500 Index Fund                      Mutual Fund                                             1,302,979

    Strong Government Securities Fund            Mutual Fund                                               357,900

    INVESCO Total Return Fund                    Mutual Fund                                             1,877,310

    Dreyfus Emerging Leaders Fund                Mutual Fund                                             1,581,558

    Scudder International Fund                   Mutual Fund                                               524,421

*   Lifeline Systems, Inc. Common Stock          Shares of Common Stock                                  1,315,528

*   Participant Loan Fund                        Participant Loans; rates
                                                  ranging from 9.25% to 11.00%                             543,745
                                                                                                  -----------------

                                                                                                       $12,435,398
                                                                                                  =================

*  Party-in-interest